Exhibit 5





                              September 14, 1998




Markel Corporation
4551 Cox Road
Glen Allen, Virginia 23060

Gentlemen:

     I am Corporate Counsel for Markel Corporation (the "Company") and have assisted the Company in connection with the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission (the "Commission") on or about September 14, 1998 with respect to the offering of up to 100,000 shares of Common Stock, no par value, of the Company (the "Common Stock") pursuant to the Markel Corporation Employee Stock Purchase and Bonus Plan (the "Plan"). I understand that the shares of Common Stock to be offered pursuant to the Plan may be acquired directly from the Company (the "Original Issue Common Stock") or in the open market.

     I have reviewed such documents and records as I have considered appropriate and, on the basis of such review, I am of the opinion that the shares of Original Issue Common Stock to be offered pursuant to the Plan have been validly authorized and, when issued upon the terms set forth in the Registration Statement, will be validly issued, fully-paid and nonassessable.

     I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

                              Very truly yours,


                              Gregory B. Nevers
                              Corporate Counsel